                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

       SOURCE INTERLINK REPORTS FISCAL 2007 THIRD QUARTER EARNINGS RESULTS

BONITA SPRINGS, FL, DECEMBER 11, 2006 - SOURCE INTERLINK COMPANIES, INC. (NASDAQ: SORC), a leading provider of home entertainment products and marketing services, today announced financial results for the fiscal 2007 third quarter ended October 31, 2006.

Adjusted pro forma net income for the fiscal 2007 third quarter totaled $8.2 million, or $0.16 per diluted share on consolidated revenue of $475.8 million, compared to prior year third quarter pro forma net income of $8.8 million or $0.17 per share on consolidated revenue of $425.9 million. Adjusted pro forma Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) for the third quarter totaled $20.7 million, a 9.2% or $1.7 million increase from the prior year period. Adjusted pro forma operating income for the third quarter totaled $17.2 million, an increase of 7.9% or $1.3 million over the prior year same quarter. Adjusted pro forma operating income for the Company's operating segments improved 14.7%, 2.7% and 7.3% for Magazine Fulfillment, CD and DVD Fulfillment and In-Store Services, respectively, over the prior year third quarter.

GAAP net income for the fiscal 2007 third quarter totaled $4.8 million, or $0.09 per diluted share, compared to fiscal 2006 third quarter income from continuing operations of $6.1 million, or $0.11 per diluted share. GAAP earnings for the fiscal 2007 third quarter were impacted by charges incurred to consolidate and integrate distribution facilities of recently acquired businesses and the interest expense on the debt associated with these acquisitions. The fiscal 2007 third quarter earnings were computed using a tax rate of 40.0% compared to a 43.9% tax rate in the fiscal 2006 third quarter.

Adjusted pro forma net income for the nine month period ending October 31, 2006 totaled $19.8 million, or $0.37 per diluted share, on total revenue of $1.37 billion, compared to the prior year nine month period pro forma net income of $21.1 million or $0.40 per share on total consolidated revenue of $1.13 billion. Adjusted pro forma EBITDA for the nine month period totaled $51.7 million as compared to $47.0 million for the prior year nine month period, a 10.0% increase.

GAAP net income for the nine month period ended October 31, 2006 increased $0.4 million or 3.0% to $12.2 million or $0.23 per diluted share as compared to income from continuing operations of $11.8 million or $0.24 per diluted share for the same period last year. GAAP revenue in the current nine month period increased $317.8 million or 30.2% to $1.37 billion compared to prior year nine month total revenue of $1.05 billion. GAAP earnings for the nine month period ending October 31, 2006 were impacted by consolidation and integration of distribution facilities of recently acquired businesses and the interest expense on the debt associated with these acquisitions.

Michael R. Duckworth, Chairman of Source Interlink, commented, "We posted solid year-over-year revenue and EBITDA growth despite a challenging market environment at retail. While we continue to make progress, I believe we can do better. Overall, our strategy remains unchanged; however, we are focused on doing more faster in order to drive revenue and reduce costs."

FINANCIAL HIGHLIGHTS

The Company uses both generally accepted accounting principles (GAAP), and non-GAAP or adjusted pro forma financial measures to evaluate and report the results of its business. A reconciliation of the adjusted pro forma financial measures to the GAAP financial measure appears later in the release.

The Company provides non-GAAP or adjusted pro forma financial information in order to provide meaningful supplemental information regarding its operational performance and to enhance investors' overall understanding of the Company's current financial performance and prospects for the future. The Company believes that investors benefit from seeing its results "through the eyes" of management in addition to the GAAP presentation. Management measures segment and enterprise performance using measures such as are disclosed in this release. This information facilitates management's internal comparisons to the Company's historical operating results.

Non-GAAP or adjusted pro forma information allows for greater transparency to supplemental information used by management in its financial and operational decision making. This information is not in accordance with, or an alternative for, GAAP in the United States. It excludes items such as merger and acquisition costs, amortization of acquired intangible assets and non-cash stock based compensation charges related to the adoption of FAS 123R. These items may have a material effect on the Company's net income and net income per share calculated in accordance with GAAP. Management monitors these items to ensure that expenses are in line with expectations and that its GAAP results are correctly stated but does not use them to measure the ongoing operating performance of the Company. The non-GAAP or adjusted pro forma information provided by the Company may be different from the non-GAAP or adjusted pro forma information provided by other companies.

Adjusted pro forma results for fiscal 2007 third quarter ended October 31, 2006 exclude amortization of intangible assets resulting from acquired companies and consolidation and integration charges related to those acquisitions. Net loss on sale of assets was also excluded in the adjusted pro forma view.

GAAP earnings per share in the fiscal 2006 third quarter were calculated on 53.0 million diluted shares outstanding, compared with 53.1 million diluted shares outstanding in fiscal 2007 third quarter.

See table below for reconciliation of GAAP financial results to pro forma amounts:

                                                           QUARTER ENDED              NINE MONTHS ENDED
                                                     -------------------------   ---------------------------
(in thousands, except earnings per share data)       10/31/2006*   10/31/2005*   10/31/2006**   10/31/2005**
                                                     -----------   -----------   ------------   ------------
Income from continuing operations                        4,831         6,083        12,184        11,830
Amortization of acquired intangible assets               1,745         2,069         5,164         4,910
Integration, relocation and severance charges            1,555            --         2,301            --
Merger and acquisition costs*                               --            --            --         1,840
Net loss on sales of property, plant and equipment         117            --           117            --
Tax impact                                                  --            --          (160)          426
Alliance's net income for February 2005                     --            --            --         1,476
Compensation charge related to FAS 123R                     --            --           240            --
Insurance proceeds from hurricane                           --           620            --           623
                                                        ------        ------        ------        ------
Pro forma income from continuing operations              8,248         8,772        19,846        21,105
                                                        ======        ======        ======        ======
Diluted shares                                          53,120        53,012        53,190        52,947***
EPS                                                       0.16          0.17          0.37          0.40

* Amounts shown net of tax using 40% and 38% effective tax rates for the three months ended October 31, 2006 and 2005, respectively.

** Amounts shown net of tax using 40% and 37.7% effective tax rates for the nine months ended October 31, 2006 and 2005, respectively.

***  Pro forma diluted shares

FISCAL 2007 THIRD QUARTER SEGMENT RESULTS

CD AND DVD FULFILLMENT SEGMENT - The CD and DVD Fulfillment segment reported GAAP revenue of $233.3 million. Revenue increased 3.0% or $6.9 million from the prior year period. The revenue increase is due primarily to higher DVD sales. These sales gains were partially offset by a comparatively softer CD and DVD release schedule in the current quarter relative to the third quarter of the prior year. In addition, Hurricane Wilma struck Coral Springs during the third quarter of fiscal year 2006, which significantly disrupted shipments during the final week of the quarter. GAAP gross profit totaled $44.2 million. GAAP gross margins increased to 18.9% from 17.8% in the prior year period, primarily due to increased vendor managed inventory sales and improved terms from suppliers in the quarter. On an adjusted pro forma basis, operating income increased $0.3 million from the prior year period to $11.9 million. Higher operating expenses in the quarter were due primarily to higher freight, field service and depreciation and amortization. Adjusted pro forma operating margins were 5.1% in the current year third quarter and the prior year period.

For the nine month period ended October 31, 2006, the CD and DVD fulfillment segment reported GAAP revenue of $672.1 million, operating income of $23.9 million, and gross margin of 18.3%. For comparative purposes, revenue for the first nine months of last year was $583.5 million, operating income was $22.9 million, and gross margin was 17.9%. Pro forma revenue for the nine month period ended October 31, 2005 was $656.7 million. Gross margin for the nine month period ended October 31, 2006 was 18.3% compared to the adjusted pro forma gross margin of 17.7% for the prior year nine month period. Pro forma operating margins decreased from 4.8% in the prior period to 4.4% in the current period.

MAGAZINE FULFILLMENT SEGMENT - The Company's Magazine Fulfillment segment, which includes the distribution service areas in Southern California and Washington D.C./Baltimore acquired as of March 30, 2006, reported GAAP revenue of $222.2 million compared with $176.7 million in the prior year period, an increase of 25.7%. Higher revenues reflect a full-quarter of business from the recently acquired service areas. GAAP gross margins increased from 22.1% in the prior year period to 24.2% in the current period as a result improved pricing from certain suppliers. Adjusted pro forma operating income increased to $6.5 million in the fiscal 2007 third quarter from $5.7 million in the prior year period, a 14.7% increase. Adjusted pro forma operating margins decreased slightly from 3.2% in the prior year period to 2.9% in the current period.

For the nine month period ended October 31, 2006, the Magazine Fulfillment segment reported GAAP revenue of $640.5 million, compared with $415.2 million in the prior year period, an increase of 54.3% due primarily to a full nine month impact of the Levy magazine distribution business and seven months of the Southern California and Washington D.C./Baltimore service areas in the current year. Gross margin increased to 23.1% in the current period from 22.8% in the prior year period. Adjusted pro forma operating income was $17.5 million, compared with $14.2 million in the prior year period. Pro forma operating margins decreased to 2.7% in the current period from 3.4% in the prior year period primarily due to addition of sales from the Levy and the Southern California and Washington D.C./Baltimore service area acquisitions, which carry lower incremental margins in advance of the realization of synergies.

IN-STORE SERVICES SEGMENT - The In-Store Services segment recorded GAAP revenue of $20.3 million in the fiscal 2007 third quarter, compared with $22.7 million in the year-ago quarter, primarily due to comparatively fewer remodels and new store openings performed by our major customers in our wood division. Operating income for the fiscal 2007 third quarter was $4.9 million, versus $4.5 million in the prior year period due to a higher proportion of revenue derived from profitable wire business.

For the nine month period ended October 31, 2006, In-Store Services segment reported GAAP revenue of $59.3 million, compared with $55.4 million in the prior year period. Adjusted pro forma operating income for the nine month period ended October 31, 2006, was $12.9 million, versus $10.0 million in the prior year period.

SHARED SERVICES SEGMENT - The Shared Services segment consists of shared overhead functions associated with the individual operating segments. Shared Services recorded an adjusted pro forma operating loss in the fiscal 2007 third quarter of $6.0 million, compared with $5.8 million in the prior year period. Shared Services as a percentage of consolidated revenue was 1.3% for the fiscal 2007 third quarter. For the nine month period ended October 31, 2006, shared services as a percentage of revenue decreased to 1.3% from 1.4% as compared to the prior year nine month period.

RECENT BUSINESS DEVELOPMENTS

     - On November 13, 2006, the Company announced the resignation of Chairman and CEO S. Leslie Flegel. Michael R. Duckworth was named Chairman, and James R. Gillis and Alan Tuchman were appointed Interim Co-Chief Executive Officers. Source Interlink's Board of Directors will commence a formal search for a permanent CEO.

     - On November 30, 2006, the Company announced that it reduced the number of Board members to nine, from 11 members previously. In addition to
          S. Leslie Flegel's previously announced resignation, A. Clinton Allen also announced his resignation from the Source Interlink Board.

     - Source Interlink's fiscal 2006 Annual Meeting of Stockholders will be held on January 29, 2007 at 9:00 a.m. Eastern Time, at the Company's principal executive offices at 27500 Riverview Center Blvd., Bonita Springs, Florida. Stockholders of record as of the close of business on December 7, 2006 will be entitled to vote on matters considered at the meeting.

FISCAL 2007 THIRD QUARTER CONFERENCE CALL

Source Interlink Companies, Inc. will host a teleconference to discuss its fiscal 2007 third quarter results on Monday, December 11, 2006 at 4:30 p.m. Eastern Time. To access the teleconference, please dial 888-694-4702 (U.S. callers) and 973-582-2741 (Int'l callers) ten minutes prior to the start time. The teleconference will also be available via live webcast on the Company's website at www.sourceinterlink.com. A replay of the conference call will be available through Monday, December 18, 2006 that can be accessed by dialing 877-519-4471 (U.S. callers) or 973-341-3080 (Int'l callers), passcode: 8126814.
The webcast will also be archived on www.sourceinterlink.com for 30 days.

ABOUT SOURCE INTERLINK COMPANIES, INC.

Source Interlink Companies is a leading marketing, merchandising and fulfillment company of entertainment products including DVDs, music CDs, magazines, books and related items. The Company's fully integrated businesses include:

          - Distribution and fulfillment of entertainment products to major retail chains throughout North America and directly to consumers of entertainment products ordered through the Internet

          - Import and export of periodicals sold in more than 100 markets worldwide

          - Coordination of product selection and placement of impulse items sold at checkout counters

          - Processing and collection of rebate claims as well as management of sales data obtained at the point-of-purchase

          - Design, manufacture and installation of wire fixtures and custom wood displays in major retail chains

Source Interlink serves approximately 110,000 retail store locations throughout North America. Supply chain relationships include movie studios, record labels, magazine and newspaper publishers, confectionary companies and manufacturers of general merchandise. For more information, please visit the Company's website at www.sourceinterlink.com.

This press release contains certain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital and capital expenditure needs, growth opportunities, and any statements of belief and any statements of assumptions underlying any of the foregoing.

These forward-looking statements reflect Source Interlink's current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed by the forward-looking statements. Factors that could cause actual results to differ include: (i) market acceptance of and continuing retail demand for magazines, books, DVDs, CDs and other home entertainment products; (ii) our ability to realize operating efficiencies, cost savings and other benefits, (iii) an evolving market for entertainment media,
(iv) the ability to obtain product in sufficient quantities; (v) adverse changes in general economic or market conditions; (v) the ability to attract and retain employees; (vi) intense competition in the marketplace and (vii) other events and other important factors disclosed previously and from time to time in Source Interlink's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 17, 2006.

Source Interlink does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements or industry information set forth in this press release to reflect new information, future events or otherwise.

CONTACTS:

Investors:

Dean Heine
Investor Relations
Source Interlink Companies, Inc.
212-683-0376
dheine@sourceinterlink.com

Todd St.Onge
Brainerd Communicators
212-986-6667
stonge@braincomm.com

Media:

Nancy Zakhary
Brainerd Communicators
212 986-6667
nancy@braincomm.com

Tables follow:

                        SOURCE INTERLINK COMPANIES, INC.
                           CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       October 31,   January 31,
                                                           2006          2006
                                                       -----------   -----------
                                                       (unaudited)
ASSETS
   Current assets
      Cash                                              $    1,200    $ 23,239
      Trade receivables, net                               161,434     129,782
      Purchased claims receivable                           12,463       9,922
      Inventories                                          273,074     198,483
      Income tax receivable                                     --       2,180
      Deferred tax asset                                    18,963      16,403
      Other                                                  6,377       6,058
                                                        ----------    --------
   TOTAL CURRENT ASSETS                                    473,511     386,067
                                                        ----------    --------
   Property, plants and equipment                           99,290      89,971
   Less accumulated depreciation and amortization          (27,951)    (23,255)
                                                        ----------    --------
   NET PROPERTY, PLANTS AND EQUIPMENT                       71,339      66,716
                                                        ----------    --------
   OTHER ASSETS
      Goodwill, net                                        430,129     302,293
      Intangibles, net                                     123,962     118,988
      Other                                                 10,108      10,408
                                                        ----------    --------
   TOTAL OTHER ASSETS                                      564,199     431,689
                                                        ----------    --------
TOTAL ASSETS                                            $1,109,049    $884,472
                                                        ==========    ========

                        SOURCE INTERLINK COMPANIES, INC.
                     CONSOLIDATED BALANCE SHEETS (CONCLUDED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       October 31,   January 31,
                                                           2006          2006
                                                       -----------   -----------
                                                       (unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities
      Accounts payable and accrued expenses (net
         of allowance for returns of $184,822 and
         $167,423 at October 31, 2006 and January
         31, 2006, respectively)                        $  419,256    $321,074
      Deferred revenue                                       2,433       3,226
      Current portion of obligations under
         capital leases                                        910         476
      Current maturities of debt                             7,591       6,508
      Income taxes payable                                     209          --
                                                        ----------    --------
   TOTAL CURRENT LIABILITIES                               430,399     331,284
   Deferred tax liability                                   36,532       4,526
   Obligations under capital leases                          1,287       1,118
   Debt, less current maturities                           160,913      80,727
   Other                                                     6,107       7,224
                                                        ----------    --------
   TOTAL LIABILITIES                                       635,238     424,879
                                                        ----------    --------
   TOTAL STOCKHOLDERS' EQUITY                              473,811     459,593
                                                        ----------    --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY              $1,109,049    $884,472
                                                        ==========    ========

                        SOURCE INTERLINK COMPANIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)

                                                        Three months ended      Nine months ended
                                                           October 31,             October 31,
                                                       -------------------   -----------------------
                                                         2006       2005        2006         2005
                                                       --------   --------   ----------   ----------
Revenues                                               $475,775   $425,859   $1,371,882   $1,054,070
Cost of revenues (including depreciation of
   $192, $311, $733, and $904, respectively)            370,852    339,765    1,081,179      838,442
                                                       --------   --------   ----------   ----------
Gross profit                                            104,923     86,094      290,703      215,628
Selling, general and administrative
   expense                                               57,683     48,355      166,430      125,001
Fulfillment freight                                      26,752     20,151       73,779       48,841
Depreciation and amortization                             6,174      4,926       17,991       12,271
Merger and acquisition charges                               --         --           --        3,094
Integration and relocation expense                        2,582         --        3,297           --
Disposal of land, buildings and equipment, net              152         --          681           --
                                                       --------   --------   ----------   ----------
Operating income                                         11,580     12,662       28,525       26,421
                                                       --------   --------   ----------   ----------

Other income (expense):
   Interest expense (including amortization of
      deferred financing fees of
      $151, $184, $455, and $486, respectively)          (3,561)    (1,964)      (8,698)      (4,642)
   Interest income                                           41         68          153          158
   Other                                                     (8)        84           62          233
                                                       --------   --------   ----------   ----------
Total other expense                                      (3,528)    (1,812)      (8,483)      (4,251)
                                                       --------   --------   ----------   ----------
Income from continuing operations, before income
   taxes                                                  8,052     10,850       20,042       22,170
Income tax expense                                        3,221      4,767        7,858       10,340
                                                       --------   --------   ----------   ----------
Income from continuing operations                         4,831      6,083       12,184       11,830
Loss from discontinued operations, net of tax                --         --           --       (1,446)
                                                       --------   --------   ----------   ----------
Net income                                             $  4,831   $  6,083   $   12,184   $   10,384
                                                       ========   ========   ==========   ==========
Earnings per share - basic:
   Continuing operations                               $   0.09   $   0.12   $     0.24   $     0.24
   Discontinued operations                                   --         --           --        (0.03)
                                                       --------   --------   ----------   ----------
Total                                                  $   0.09   $   0.12   $     0.24   $     0.21
                                                       ========   ========   ==========   ==========
Earnings per share - diluted:
   Continuing operations                               $   0.09   $   0.11   $     0.23   $     0.24
   Discontinued operations                                   --         --           --        (0.03)
                                                       --------   --------   ----------   ----------
Total                                                  $   0.09   $   0.11   $     0.23   $     0.21
                                                       ========   ========   ==========   ==========

Weighted average common shares outstanding - basic       51,914     51,305       51,812       48,318
Weighted average common shares outstanding - diluted     53,120     53,012       53,190       50,188